Exhibit 99.1

UGI Announces Executive Management Realignment to Enhance Execution of Business Strategy

September 17, 2018

VALLEY FORGE, Pa. – (BUSINESS WIRE) – Today, UGI Corporation (NYSE: UGI) (“UGI” or the “Company”) announced the appointment of Roger Perreault to the newly created position of Executive Vice President, Global LPG, and the appointment of Robert F. Beard to the newly created position of Executive Vice President, Natural Gas, effective October 1, 2018. John L. Walsh, President and Chief Executive Officer of the Company, stated, “The creation of these two new executive roles will allow us to better support strategic initiatives, accelerate growth, drive efficiencies and foster best practice sharing across the Company’s four business segments.”

In his new role, Mr. Perreault will be responsible for the Company’s LPG distribution businesses, conducted through AmeriGas Propane, L.P. and UGI International, LLC and their subsidiaries. Mr. Perreault joined UGI in November 2015 as President of UGI International and he will continue to serve in that role. Mr. Perreault spent 21 years with Air Liquide, serving in various leadership positions, including in a global role as President, Large Industries and, prior to that, in a role with responsibility for Air Liquide’s North American large industries business.

As Executive Vice President, Natural Gas, Mr. Beard will be responsible for utility operations as well as the midstream and marketing activities of the Company, conducted through UGI Utilities, Inc. and UGI Energy Services, LLC and their subsidiaries. In his new role, Mr. Beard will work closely with Joseph L. Hartz, President of UGI Energy Services. Mr. Beard will remain President and Chief Executive Officer of UGI Utilities, a position he has held since 2011. Mr. Beard joined UGI Utilities in 2008 and previously served as Vice President, Marketing, Rates and Gas Supply and as Vice President, Southern Region of UGI Utilities. He has over 20 years of experience in the utility industry, and prior to joining UGI Utilities, he served as Vice President of Operations and Engineering of PPL Gas Utilities Corporation.

“Appointment of two highly-regarded executives to these critical roles will allow us to enhance our focus on identifying and developing the strategic growth opportunities that are so critical to our future. It will also enable us to more fully leverage the ‘common ground’ within our primary lines of business. We appreciate Roger’s and Bob’s commitment to the Company and look forward to their further contributions,” Mr. Walsh added.

UGI Corporation and AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P., also announced that Jerry E. Sheridan has elected to leave the position of President and Chief Executive Officer of AmeriGas. Hugh J. Gallagher, currently AmeriGas Vice President, Finance and Chief Financial Officer, has been named AmeriGas President and Chief Executive Officer, effective September 18, 2018. Mr. Gallagher has held the position of Vice President, Finance and Chief Financial Officer since May 2013. Since joining UGI in 1990, Mr. Gallagher has served both UGI and AmeriGas in various finance, accounting and operations roles, including Treasurer, Director of Treasury Services and Investor Relations and Director, Business Development. UGI Chief Financial Officer, Ted J. Jastrzebski, will serve as AmeriGas principal financial officer on an interim basis until Mr. Gallagher’s successor is named.

Mr. Walsh stated, “We thank Jerry for his service with AmeriGas and wish him well in his future endeavors. We are confident that Hugh’s more than 25-year history with the Company will position him well to lead AmeriGas as we head into the 2018-2019 winter heating season.”

ABOUT UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing primarily in the Mid-Atlantic region as well as parts of Europe. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE: APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

UGI Corporation

Gary Garcia, 610-337-1000 ext. 6672

Brendan Heck, 610-337-1000 ext. 6608

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